Exhibit 99.1

Contact:

Rush Enterprises, Inc., New Braunfels

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS FIRST QUARTER 2026 RESULTS,
ANNOUNCES $0.19 PER SHARE DIVIDEND

●	Revenues of $1.68 billion, net income of $61.5 million
●	Earnings per diluted share of $0.77
●	Absorption ratio 126.9%
●	Board declares cash dividend of $0.19 per share of Class A and Class B common stock

NEW BRAUNFELS, Texas, April 28, 2026 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended March 31, 2026, the Company achieved revenues of $1.68 billion and net income of $61.5 million, or $0.77 per diluted share, compared with revenues of $1.85 billion and net income of $60.3 million, or $0.73 per diluted share, in the quarter ended March 31, 2025. Additionally, the Company’s Board of Directors declared a cash dividend of $0.19 per share of Class A and Class B Common Stock, to be paid on June 10, 2026, to all shareholders of record as of May 12, 2026.

“Despite continued weakness across the commercial vehicle industry, I am proud of the way our team performed in the first quarter,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “We believe the first quarter represents the trough of this current downcycle, and while conditions remain challenging, we are beginning to see early indicators of gradual improvement in market conditions, which we believe will continue for the remainder of 2026,” he continued.

“During the quarter, freight rates began to improve modestly, miles driven increased and customer sentiment generally improved, all of which contributed to increased new commercial vehicle quoting activity and order intake,” Rush said. “However, new commercial vehicle sales during the first quarter were at historically low levels across the industry, reflecting the prolonged impact of the multi-year freight recession, excess capacity and broader economic uncertainty,” he added.

“Importantly, our diversified business model once again demonstrated its resilience,” Rush stated. “Our continued focus on aftermarket products and services, along with our leasing and rental operations and diligent expense management, helped support our financial performance during a quarter with significantly reduced commercial vehicle sales activity. We continue to believe that our focus on building a business that does not rely completely on truck sales has allowed us to navigate this industry downturn more effectively,” he said.

“We remain confident that as market conditions improve, demand will return. We have maintained appropriate inventory levels, continued to invest in our operations and remain focused on delivering the highest level of service to our customers, all of which we believe will allow us to capture opportunities as the market recovers,” Rush concluded.

Network Expansion

During the first quarter of 2026, the Company signed an asset purchase agreement to acquire Peterbilt dealerships in Baton Rouge, Lafayette, Lake Charles, New Orleans and Houma, Louisiana, as well as a Peterbilt dealership in McComb, Mississippi and a TRP location in Columbia, Mississippi. The Company expects to complete this acquisition and begin operating these locations as Rush Truck Centers in the next few months.

“This acquisition reflects our continued focus on expanding our network in strategic markets and broadening the solutions we offer our customers,” said Rush. “By growing our footprint, we believe we are strengthening our ability to support customers, capture market share and position the Company for long-term growth,” Rush stated.

Aftermarket Products and Services

Aftermarket products and services accounted for approximately 66.1% of the Company’s total gross profit in the first quarter of 2026, with parts, service and collision center revenues totaling $627.2 million, up 1.3% compared to the first quarter of 2025. The Company achieved a quarterly absorption ratio of 126.9% in the first quarter of 2026, compared to 128.6% in the first quarter of 2025.

“Our aftermarket business delivered solid first‑quarter performance despite continued softness across much of the industry,” Rush said. “While demand remained subdued in several customer segments, we achieved modest growth, reflecting the strength of our customer relationships and our focus on expanding our customer base. Although macroeconomic factors have continued to pressure aftermarket demand, we are beginning to see encouraging indicators of improving market conditions, including increases in both freight activity and miles driven, which we believe will support higher parts and service demand as deferred maintenance is addressed,” he added.

“We also believe certain of our aftermarket strategic initiatives, including enhanced inspection processes, improved parts delivery operations, and a continued emphasis on customer uptime, are gaining traction across our network and contributing to our success,” Rush said. “Looking ahead, we expect aftermarket demand to gradually improve through the remainder of 2026 as fleet utilization increases and customers reinvest in their equipment, positioning our aftermarket business as a key driver of stability and profitability for the Company,” he stated.

Commercial Vehicle Sales

New U.S. Class 8 retail truck sales totaled 41,023 units in the first quarter of 2026, down 21.0% compared to the first quarter of 2025, according to ACT Research. The Company sold 2,964 new Class 8 trucks in the U.S. during the first quarter, a decrease of 6.0% compared to the same time period in 2025 and accounted for 7.2% of the new U.S. Class 8 truck market. ACT Research forecasts U.S. retail sales of new Class 8 trucks to total 224,800 units in 2026, a 5.7% increase compared to 2025. The Company sold 71 new Class 8 trucks in Canada during the first quarter of 2026 and accounted for 1.5% of the new Canadian Class 8 truck market.

“Industry conditions for new commercial vehicle sales remained challenging in the first quarter, with industry-wide retail sales at their lowest levels since 2020 with respect to new Class 8 truck sales and 2015 with respect to new Class 4-7 commercial vehicle sales,” Rush said. “Despite the difficult operating conditions, we were able to significantly outperform the market in new Class 8 truck sales. Our performance during the first quarter was driven by strong execution, appropriate inventory levels and the diversity of our customer base,” he continued.

“We saw strong order intake and increased quoting activity throughout the quarter, particularly among large fleet customers,” Rush said. “We believe the increase in new Class 8 truck orders during the quarter was primarily due to improving freight conditions and the upcoming change in emissions regulations. While uncertainty related to economic conditions and global events, along with significantly increased fuel prices, is weighing on the market, we believe that customer sentiment is improving, despite these headwinds, and we are encouraged by the level of engagement we are experiencing,” he added.

New U.S. Class 4-7 retail commercial vehicle sales totaled 49,079 units in the first quarter of 2026, a decrease of 13.9% compared to the first quarter of 2025, according to ACT Research. The Company sold 2,035 new Class 4-7 medium-duty commercial vehicles in the U.S. during the quarter, down 36.5% compared to the first quarter of 2025, and accounted for 4.1% of the total new U.S. Class 4-7 commercial vehicle market. ACT Research forecasts U.S. retail sales for new Class 4 through 7 commercial vehicles to be approximately 200,500 units in 2026, relatively flat compared to 2025. The Company sold 134 Class 5-7 commercial vehicles in Canada during the first quarter of 2026, accounting for 4.1% of the new Canadian Class 5-7 commercial vehicle market.

“Our medium-duty results were impacted by the timing of customer orders and deliveries, particularly among a number of our large fleet customers. Normally, our large medium-duty fleet customers place their orders in the fourth quarter for vehicles that are expected to be delivered in the coming year. However, we did not see that activity in the fourth quarter of 2025. Instead, our larger medium-duty fleet customers began asking for quotes and ordering vehicles in the first quarter of 2026,” Rush explained. “Given the level of quoting, ordering and general customer engagement that we have experienced since the beginning of the year, we expect our medium-duty sales to improve as the year progresses and to be roughly in line with our sales during 2025,” he noted.

The Company sold 1,865 used commercial vehicles in the first quarter of 2026, a 5.4% increase compared to the first quarter of 2025. “In the used truck market, we saw improving demand late in the quarter, driven by strengthening spot rates and tightening capacity,” Rush stated. “We believe this momentum will continue as market conditions improve,” he said.

“Overall, we expect commercial vehicle sales to improve gradually beginning in the second quarter, with a more meaningful recovery in the second half of the year. As customer confidence returns and vehicle replacement cycles resume, we believe we are well positioned to capture increased demand,” Rush concluded.

Leasing and Rental

Leasing and Rental revenue in the first quarter of 2026 was $92.3 million, up 2.2% compared to the first quarter of 2025. “Our leasing and rental business delivered solid performance in the first quarter, driven by continued strength in our full-service leasing operations,” Rush said. “Leasing demand remains healthy, as customers look to replace aging equipment and position themselves ahead of anticipated future cost increases associated with engine emissions regulations,” he continued.

“While rental demand remained below historical levels, we saw improvement as the quarter progressed and expect utilization to continue to increase throughout the year,” Rush added. “We believe our leasing and rental business will remain a stable contributor to our financial performance and continue to strengthen as market conditions improve,” he stated. “I would also like to recognize our Rush Truck Leasing – PacLease team for being named PacLease North American Franchise of the Year, which reflects their strong execution and commitment to delivering outstanding service to our customers,” Rush concluded.

Financial Highlights

In the first quarter of 2026, the Company’s gross revenues totaled $1.68 billion, a 9.2% decrease from $1.85 billion in the first quarter of 2025. Net income for the quarter was $61.5 million, or $0.77 per diluted share, compared to net income of $60.3 million, or $0.73 per diluted share, in the quarter ended March 31, 2025.

Aftermarket products and services revenues were $627.2 million in the first quarter of 2026, compared to $619.1 million in the first quarter of 2025. The Company delivered 3,035 new heavy-duty trucks, 2,169 new medium-duty commercial vehicles, 516 new light-duty commercial vehicles and 1,865 used commercial vehicles during the first quarter of 2026, compared to 3,222 new heavy-duty trucks, 3,329 new medium-duty commercial vehicles, 470 new light-duty commercial vehicles and 1,769 used commercial vehicles during the first quarter of 2025.

Rush Truck Leasing operates 55 PacLease and Idealease franchises across the United States and Ontario, Canada with more than 9,800 trucks in its lease and rental fleet and more than 2,100 trucks under contract maintenance agreements. Lease and rental revenue increased 2.2% in the first quarter of 2026 compared to the first quarter of 2025.

The Company paid a cash dividend of $14.7 million during the first quarter.

“Our first quarter financial results reflect the continued impact of the prolonged freight recession and resulting decrease in demand for new commercial vehicles, which led to lower overall revenues. However, we were able to deliver improved earnings per share compared to the first quarter of 2025 and maintain profitability through diligent expense management and the consistency of our aftermarket and leasing and rental businesses,” Rush explained. “Our aftermarket operations once again provided stability, while our leasing and rental business continued to grow and generate recurring revenue, demonstrating the resilience of our diversified business model and our ability to generate cash and return value to our shareholders even in a challenging operating environment,” he added.

“Finally, I want to thank our employees across the Company for their hard work, dedication and commitment to our customers,” Rush said. “Their focus on execution, operational discipline and delivering a high level of service continues to be the foundation of our performance, particularly during challenging market conditions,” he concluded.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the first quarter of 2026 on Wednesday, April 29, 2026, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live via the Internet at: http://investor.rushenterprises.com/events.cfm.

Participants may register for the call at:

https://register-conf.media-server.com/register/BI31f424b7e9f24f34915b723b0fb189bd

While not required, it is recommended that you join the event 10 minutes prior to the start.

For those who cannot listen to the live broadcast, the webcast replay will be available at:

http://investor.rushenterprises.com/events.cfm.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 150 locations in 23 states and Ontario, Canada. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States and Ontario, Canada, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Blue Arc, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs – from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, and leasing and rental solutions. Rush Enterprises' operations also provide CNG fuel systems (through its investment in Cummins Clean Fuel Technologies, Inc.), telematics products and other vehicle technologies, as well as vehicle modification and up-fitting, chrome accessories and tires. For more information, please visit us at www.rushtruckcenters.com and www.rushenterprises.com, on X @rushtruckcenter, Facebook.com/rushtruckcenters and www.linkedin.com/company/ rushenterprises-inc.

Certain statements contained in this release, including those concerning current and projected market conditions, sales forecasts, market share forecast and anticipated demand for the Company’s services, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, inflation and the interest rate environment, increased fuel prices as a result of the conflict in Iran, governmental regulation and supervision, including engine emission regulations, U.S. and global trade policies, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission, including in our annual report on Form 10-K for the fiscal year ended December 31, 2025. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual business and financial results and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

(Unaudited)

	March 31,	December 31,
	2026	2025

Assets
Current assets:
Cash, cash equivalents and restricted cash	$239,654	$212,645
Accounts receivable, net	271,399	277,784
Note receivable, affiliate	8,561	11,576
Inventories, net	1,640,077	1,534,471
Prepaid expenses and other	45,396	54,662
Total current assets	2,205,087	2,091,138
Property and equipment, net	1,672,844	1,694,738
Operating lease right-of-use assets, net	119,752	124,130
Goodwill, net	440,777	441,615
Other assets, net	77,595	78,915
Total assets	$4,516,055	$4,430,536

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$919,157	$917,955
Current maturities of long-term debt	125	127
Current maturities of finance lease obligations	32,041	34,519
Current maturities of operating lease obligations	19,912	19,285
Trade accounts payable	320,090	230,763
Customer deposits	86,463	112,149
Accrued expenses	134,795	177,292
Total current liabilities	1,512,583	1,492,090
Long-term debt, net of current maturities	277,650	274,798
Finance lease obligations, net of current maturities	84,122	88,149
Operating lease obligations, net of current maturities	102,751	107,698
Other long-term liabilities	35,371	34,225
Deferred income taxes, net	211,959	207,733
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2026 and 2025	–	–
Common stock, par value $.01 per share; 105,000,000 Class A shares and 35,000,000 Class B shares authorized; 60,855,308 Class A shares and 16,715,210 Class B shares outstanding in 2026; and 60,115,093 Class A shares and 16,437,909 Class B shares outstanding in 2025	845	835
Additional paid-in capital	655,196	634,266
Treasury stock, at cost: 4,586,791 Class A shares and 2,352,163 Class B shares in 2026; and 4,586,791 Class A shares and 2,352,163 Class B shares in 2025	(331,150)	(331,150)
Retained earnings	1,950,700	1,904,091
Accumulated other comprehensive income (loss)	(6,812)	(4,813)
Total Rush Enterprises, Inc. shareholders’ equity	2,268,779	2,203,229
Noncontrolling interest	22,840	22,614
Total shareholders’ equity	2,291,619	2,225,843
Total liabilities and shareholders’ equity	$4,516,055	$4,430,536

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2026	2025

Revenues
New and used commercial vehicle sales	$955,143	$1,130,770
Aftermarket products and services sales	627,194	619,068
Lease and rental sales	92,277	90,253
Finance and insurance	5,611	5,212
Other	3,960	5,527
Total revenue	1,684,185	1,850,830
Cost of products sold
New and used commercial vehicle sales	873,904	1,030,533
Aftermarket products and services sales	399,790	397,743
Lease and rental sales	66,691	64,794
Total cost of products sold	1,340,385	1,493,070
Gross profit	343,800	357,760
Selling, general and administrative expense	242,630	248,803
Depreciation and amortization expense	18,718	17,256
Gain (loss) on sale of assets	(245)	168
Operating income	82,207	91,869
Other income (loss), net	(464)	(440)
Interest expense, net	6,354	12,863
Income before taxes	75,389	78,566
Income tax provision	13,709	17,949
Net income	61,680	60,617
Less: Net income attributable to noncontrolling Interest	226	295
Net income attributable to Rush Enterprises, Inc.	$61,454	$60,322

Net income attributable to Rush Enterprises, Inc. per share of common stock:
Basic	$0.79	$0.76
Diluted	$0.77	$0.73

Weighted average shares outstanding:
Basic	77,394	79,661
Diluted	79,871	82,381

Dividends declared per common share	$0.19	$0.18

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted Net Income, Adjusted Total Debt, Adjusted Net (cash) Debt, EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow and Adjusted Invested Capital, which exclude certain items disclosed in the attached financial tables. Please note that all non-GAAP financial measures are provided on an unaudited basis. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Commercial Vehicle Sales Revenue (in thousands)	March 31, 2026	March 31, 2025
New heavy-duty vehicles	$550,480	$625,796
New medium-duty vehicles (including bus sales revenue)	270,279	378,358
New light-duty vehicles	32,294	29,273
Used vehicles	95,715	90,812
Other vehicles	6,375	6,531

Absorption Ratio	126.9%	128.6%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	March 31, 2026	March 31, 2025
Floor plan notes payable	$919,157	$1,080,585
Current maturities of long-term debt	125	-
Current maturities of finance lease obligations	32,041	38,516
Long-term debt, net of current maturities	277,650	403,681
Finance lease obligations, net of current maturities	84,122	88,138
Total Debt (GAAP)	1,313,095	1,610,920
Adjustments:
Debt related to lease & rental fleet	(390,563)	(526,764)
Floor plan notes payable	(919,157)	(1,080,585)
Adjusted Total Debt (Non-GAAP)	3,375	3,571
Adjustment:
Cash and cash equivalents	(239,654)	(228,719)
Adjusted Net Debt (Cash) (Non-GAAP)	$(236,279)	$(225,148)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes. Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring vehicles financed as collateral through a banking institution or the vendor’s financing arm and is required to be repaid as the collateral is sold. The Company has the capacity to finance all of its new and used inventory under its lines of credit established for these purposes but may choose to only partially finance them depending on business conditions and its management of cash and interest expense. The Company’s lease and rental fleet inventory are either: (i) leased to customers under long-term lease arrangements; or (ii) to a lesser extent, dedicated to the Company’s rental business. In both cases, the lease and rental payments received fully cover the capital costs of the lease and rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes that excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	March 31, 2026	March 31, 2025
Net Income (GAAP)	$264,907	$292,867
Provision for income taxes	75,588	89,469
Interest expense	39,726	65,748
Depreciation and amortization	72,598	70,055
(Gain) loss on sale of assets	1	(827)
EBITDA (Non-GAAP)	452,820	517,312
Adjustment:
Less Interest expense associated with FPNP and L&RFD	(42,297)	(67,084)
Adjusted EBITDA (Non-GAAP)	$410,523	$450,228

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP and the L&RFD to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP and L&RFD as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	March 31, 2026	March 31, 2025
Net cash provided by operations (GAAP)	$768,335	$928,800
Acquisition of property and equipment	(356,778)	(462,993)
Free cash flow (Non-GAAP)	411,557	465,807
Adjustments:
Draws on floor plan financing, net	(29,611)	(165,052)
Cash used for L&RF purchases	254,997	373,341
Non-maintenance capital expenditures	34,371	24,250
Adjusted Free Cash Flow (Non-GAAP)	$671,314	$698,346

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities, as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts scheduled principal payments on fixed rate notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; (v) subtracts lease and rental fleet purchases that are included in acquisition of property and equipment and not financed under the lines of credit for cash and interest expense management purposes; and (vi) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	March 31, 2026	March 31, 2025
Total Rush Enterprises, Inc. shareholders’ equity (GAAP)	$2,268,779	$2,166,936
Adjusted net debt (cash) (Non-GAAP)	(236,279)	(225,148)
Adjusted Invested Capital (Non-GAAP)	$2,032,500	$1,941,788

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management with a more accurate picture of the Company’s leverage profile and capital structure and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.